Quest Solution, Inc. Reports Preliminary Revenues for the Second Quarter and Six Months of Fiscal 2015

HENDERSON, NV, July 23, 2015 — Quest Solution, Inc. (OTCBB: QUES), a leading provider in the technology, software, and mobile data collection systems business (the “Company”), today released preliminary revenues for the second quarter of its fiscal year 2015, ending June 30, 2015 (2Q 2015).

Mr. Tom Miller, Chief Executive Officer of the Company, indicated: “In order to release timely financial information to our stockholders, we are releasing preliminary revenues for 2Q 2015. Earnings will not be released until just prior to the filing of our quarterly report on Form 10-Q. We expect to file our 10-Q with the U.S. Securities and Exchange Commission on or before the August 15, 2015 deadline.”

Revenues reported for both the three and six months ended June 30, 2015 incorporate total bookings revenue, which allows for comparison to the prior year period where service contracts were fully recorded in the quarter they were signed. Beginning in Q1 2015, the Company began spreading service revenue recognition throughout the life of the contract. The estimated deferred service contract revenue as of June 30, 2015 is approximately $6.85 million with corresponding service contract cost and commission of $6 million, for approximately $850,000 which would have been added to the adjusted pro forma EBITDA for the six months ended June 30, 2015 but is now spread over the life of the contracts. The Company anticipates this number to continue to grow through the end of 2015 with the increases being offset by revenue being recognized in 2016.

Preliminary Results for Q2 2015:

●	Preliminary net GAAP revenues for the three months ended June 30, 2015 increased approximately to $13.5 million which represents a 26% sequential increase compared to Q1 2015 of $10.7 million.

●	Accounts receivable grew to approximately $9.7 million as of June 30, 2015 from approximately $8.5 million as of March 31, 2015.

Preliminary Results for the Six months ended June 30, 2015:

●	Preliminary net revenues for the six months ended June 30, 2015 were approximately $24 million.

●	Gross margin is anticipated to be approximately 22%, year to date.

●	Business outlook and activity for the year remains strong re-affirms its full year FY2015 guidance of Booked Revenue between $62-$68 million, representing top line growth between 5-15% and generating positive adjusted EBITDA in the second quarter, with sequential improvement each quarter for the remainder of the year.

Operational Highlights:

●	Quest Total Solutions as a Service (QTSaaS) model which the Company recently announced, has received a great initial response from our customers and the Company is working with additional vendors to grow this product offering.

●	In December 2014, the Company announced the expansion of their sales force into New York and Chicago. The Company has been pleased with the growth it has achieved in these markets and are in the process of bringing on additional sales support and engineers in its Chicago location within the next 30 days.

●	The Company’s due diligence process with the previously announced Viascan acquisition is moving forward and the Company anticipates closing the transaction in the third quarter of 2015. Viascan is expected to contribute incremental revenue of $22-$25 million (USD) and be accretive to Adjusted EBITDA.

The Company also announced that as the reporting period for the quarter end approaches it will be announcing the date, time and call in number for the quarterly investor conference call.

About Quest Solution, Inc.

Quest Solution, Inc. is a leading provider in the technology, software, and mobile data collection systems business. In November 2014, the Company announced that Bar Code Specialties, Inc. (BCS) joined with Quest Solution, Inc. The Company intends on continuing to acquire existing companies with revenues and positive cash flow.

Quest Solution, Inc. serves as a national mobility systems integrator with a focus on design, delivery, deployment and support of fully integrated mobile solutions. The Company takes a consultative approach by offering end to end solutions that include hardware, software, communications and full lifecycle management services. The highly tenured team of professionals simplifies the integration process and delivers proven problem solving solutions backed by numerous customer references.

Quest Solution Investor Relations & Financial Media:

Hayden IR

Brett Maas (646) 536-7331, brett@haydenir.com

or

Cameron Donahue (651) 653-1854, cameron@haydenir.com